Exhibit T3D.1

Court File No. CV-25-00738246-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST
THE HONOURABLE MR.	)	TUESDAY, THE 4TH
JUSTICE OSBORNE	)	DAY OF MARCH, 2025
)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 16743714 CANADA INC., AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SICOG OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., 672538 ALBERTA LTD., 672539 ALBERTA LTD., SI SUPPLY & SERVICES LIMITED, SI FINANCE LTD., DYNATEC TECHNOLOGIES LTD., 1683740 ALBERTA LTD., OG FINANCE INC., POWER FINANCE INC., SBCT LOGISTICS LTD., SIC MARKETING SERVICES (UK) LIMITED AND THE COBALT REFINERY HOLDING COMPANY LTD.

INTERIM ORDER

THIS MOTION made by Sherritt International Corporation (“Sherritt”) and 16743714 Canada Inc. (together with Sherritt, the “Applicants”) for an interim order for advice and directions pursuant to Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”) was heard this day by videoconference.

ON READING the Notice of Motion, the Notice of Application, the affidavit of Yasmin Gabriel sworn March 3, 2025 (the “Gabriel Affidavit”), including the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached as Appendix “C” to Sherritt’s draft management information circular (the “Information Circular”) which is attached as Exhibit “A” to the Gabriel Affidavit, and on hearing the submissions of counsel for the Applicants and of the Initial Consenting Noteholder Advisors, and on being advised that the Director appointed under the CBCA (the “CBCA Director”) does not consider it necessary to appear.

Definitions

1.            THIS COURT ORDERS that capitalized terms used and not specifically defined herein shall have the meanings ascribed to them in the Information Circular or the Plan of Arrangement, as applicable.

Service

2.            THIS COURT ORDERS that the requirement for service of the Notice of Motion is hereby dispensed with and that this Motion is properly returnable today.

The Meetings

3.            THIS COURT ORDERS that the Applicants are permitted to call, hold and conduct a separate meeting for each of (i) the Senior Secured Noteholders and (ii) the Junior Noteholders (together with the Senior Secured Noteholders, the “Noteholders”, and each a “Noteholder”), in each case to be held at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario, as follows:

a)	the meeting of the Senior Secured Noteholders as of the Record Date (as defined below) (the “Senior Secured Noteholders’ Meeting”) shall be held at 10:00 a.m. (Toronto time) on April 4, 2025, or such later date as may be determined by the Applicants, in order for the Senior Secured Noteholders to consider and, if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (the “Senior Secured Noteholders’ Arrangement Resolution”); and

b)	the meeting of the Junior Noteholders as of the Record Date (the “Junior Noteholders’ Meeting”, and together with the Senior Secured Noteholders’ Meeting, the “Meetings”, and each a “Meeting”) shall be held at 10:30 a.m. (Toronto time) on April 4, 2025, or such later date as may be determined by the Applicants, in order for the Junior Noteholders to consider and, if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (the “Junior Noteholders’ Arrangement Resolution”, and together with the Senior Secured Noteholders’ Arrangement Resolution, the “Arrangement Resolutions”, and each an “Arrangement Resolution”).

4.            THIS COURT ORDERS that each Meeting shall be called, held and conducted in accordance with the CBCA, the rulings and directions of the Chair (as defined below), this Interim Order and the applicable notices of the Meetings which accompany the Information Circular (the “Notices of Meetings”), subject to what may be provided hereafter (including, without limitation, paragraph 9 of this Interim Order) and subject to further Order of this Court.

5.            THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Noteholders entitled to notice of, and to vote at, each Meeting, shall be 5:00 p.m. (Toronto time) on March 4, 2025.

6.            THIS COURT ORDERS that the only persons entitled to attend or speak at the Senior Secured Noteholders’ Meeting shall be:

a)	the Senior Secured Noteholders as of the Record Date, or their respective proxyholders, and their respective legal counsel, including, for greater certainty, the Initial Consenting Noteholder Advisors;

b)	the officers, directors, auditors and advisors of the Applicants;

c)	the Senior Secured Notes Indenture Trustee and its legal counsel;

d)	the CBCA Director; and

e)	other persons who may receive the permission of the Chair of the Senior Secured Noteholders’ Meeting.

7.            THIS COURT ORDERS that the only persons entitled to attend or speak at the Junior Noteholders’ Meeting shall be:

a)	the Junior Noteholders as of the Record Date, or their respective proxyholders, and their respective legal counsel, including, for greater certainty, the Initial Consenting Noteholder Advisors;

b)	the officers, directors, auditors and advisors of the Applicants;

c)	the Junior Notes Indenture Trustee and its legal counsel;

d)	the CBCA Director; and

e)	other persons who may receive the permission of the Chair of the Junior Noteholders’ Meeting.

8.            THIS COURT ORDERS that the Applicants may transact such other business at the Meetings as is contemplated in the Information Circular, or as may otherwise be properly brought before the Meetings.

Chair and Quorum

9.            THIS COURT ORDERS that the chair of each Meeting (the “Chair”) shall be determined by the Applicants and that quorum at each of the Senior Secured Noteholders’ Meeting and the Junior Noteholders’ Meeting shall be satisfied if two or more persons entitled to vote at such Senior Secured Noteholders’ Meeting or Junior Noteholders’ Meeting, respectively, are present, in person or represented by proxy, at the outset of such Senior Secured Noteholders’ Meeting or Junior Noteholders’ Meeting, respectively.

Amendments to the Arrangement and Plan of Arrangement

10.           THIS COURT ORDERS that the Applicants are authorized to make, subject to the terms of paragraph 11 below, the Support Agreement and the Plan of Arrangement, such amendments, modifications and/or supplements to the Arrangement and the Plan of Arrangement as they may determine without any additional notice to the Noteholders, or others entitled to receive notice under paragraph 15 hereof, and the Arrangement and Plan of Arrangement, as so amended, modified and/or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Noteholders at the Meetings and shall be the subject of the Arrangement Resolutions. Amendments, modifications and/or supplements to the Arrangement and Plan of Arrangement may be made following the Meetings, but shall be subject to the terms of the Support Agreement and the Plan of Arrangement and, if appropriate, further direction by this Court at the hearing for the final order approving the Arrangement.

11.           THIS COURT ORDERS that, if any amendments, modifications and/or supplements to the Arrangement or Plan of Arrangement prior to the Meetings as referred to in paragraph 10 above, would, if disclosed, reasonably be expected to affect a Noteholder’s decision to vote for or against one of the Arrangement Resolutions, notice of such amendment, modification and/or supplement shall be distributed prior to the Meetings by press release, newspaper advertisement, e-mail or by the method most reasonably practicable in the circumstances, as the Applicants may determine, and that the Applicants shall provide notice of such amendment, modification and/or supplement to the applicable Indenture Trustee(s) by the method most reasonably practicable in the circumstances as the Applicants may determine.

Amendments to the Information Circular

12.           THIS COURT ORDERS that, subject to the terms of the Support Agreement, the Applicants are authorized to make such amendments, revisions and/or supplements to the draft Information Circular as they may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with paragraph 15 hereof.

Adjournments and Postponements

13.           THIS COURT ORDERS that the Applicants are authorized, if they deem advisable in consultation with the Majority Initial Consenting Noteholders, to adjourn or postpone one or both of the Meetings on one or more occasions, without the necessity of first convening such Meetings or first obtaining any vote of the Noteholders, respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Applicants may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair in respect of adjournments or postponements of the Meetings.

14.           THIS COURT ORDERS that any adjournment or postponement of one or both of the Meetings shall not have the effect of modifying the Record Date for persons entitled to receive notice of or vote at such adjourned or postponed Meeting. At any subsequent reconvening of an adjourned or postponed Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convened Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of such adjourned or postponed Meeting.

Notice of Meetings and Solicitation Process

15.           THIS COURT ORDERS that, to effect notice of each Meeting, the Applicants shall send the Information Circular (including the applicable Notice of Meeting, the Notice of Application and this Interim Order), as well as:

a)	for Senior Secured Noteholders, a Senior Secured Noteholder voting information and election form (including any electronic version thereof for use by its Intermediary (as defined below)) (the “Senior Secured Noteholder VIEF”) (collectively with the Information Circular, and together with, subject to the Support Agreement, such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order, the “Senior Secured Noteholder Meeting Package”), which Senior Secured Noteholder VIEF shall provide instructions for how a beneficial Senior Secured Noteholder can instruct its Intermediary as to how to vote its Senior Secured Notes at the Senior Secured Noteholders' Meeting (the “Senior Secured Noteholder Instructions”); and

b)	for Junior Noteholders, a Junior Noteholder voting information and election form (including any electronic version thereof for use by its Intermediary) (the “Junior Noteholder VIEF”) (collectively with the Information Circular, and together with, subject to the Support Agreement, such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order, the “Junior Noteholder Meeting Package”, and together with the Senior Secured Noteholder Meeting Package, the “Meeting Packages”, and each a “Meeting Package”), which Junior Noteholder VIEF shall provide instructions for how a beneficial Junior Noteholder can instruct its Intermediary as to how to vote its Junior Notes at the Junior Noteholders' Meeting (the “Junior Noteholder Instructions”, and together with the Senior Secured Noteholder Instructions, the “Noteholder Instructions”),

in each case to Kingsdale Advisors (the “Proxy Solicitation, Paying, Information & Exchange Agent”) for distribution, as applicable, in accordance with this Interim Order. For the avoidance of doubt, all Meeting Packages and all other communications or documents to be sent pursuant to this Interim Order shall be distributed by or on behalf of the Applicants.

16.           THIS COURT ORDERS that, as soon as practicable after the Record Date, each of the Indenture Trustees shall request, and promptly upon receipt shall provide, or cause to be provided, to the Applicants and the Proxy Solicitation, Paying, Information & Exchange Agent a list (or lists) showing the names and addresses of all persons who are participants (each, an “Intermediary”) holding Senior Secured Notes or Junior Notes, as applicable, in the clearing, settlement and depository system operated by CDS (“CDSX”) and the principal amount of Senior Secured Notes or Junior Notes, as applicable, held by each Intermediary as of the Record Date (the “Intermediaries Lists”).

17.           THIS COURT ORDERS that, upon receipt by the Proxy Solicitation, Paying, Information & Exchange Agent of the Intermediaries Lists, the Proxy Solicitation, Paying, Information & Exchange Agent shall send a Senior Secured Noteholder Meeting Package and Junior Noteholder Meeting Package, as applicable, to CDS, whose nominee, CDS & Co., is the sole registered Noteholder of the Senior Secured Notes and Junior Notes, and shall, through the facilities of CDS, Broadridge Investor Communication Solutions, Canada, a subsidiary of Broadridge Financial Solutions, Inc. (“Broadridge”), and any other applicable proxy mailing service providers, provide, or cause to be provided, in a timely manner and in accordance with customary practices, a Senior Secured Noteholder Meeting Package to each beneficial Senior Secured Noteholder and a Junior Noteholder Meeting Package to each beneficial Junior Noteholder, in each case that has an account (directly or indirectly through an agent or custodian) with the Intermediaries.

18.           THIS COURT ORDERS that concurrently with the mailing of the Meeting Packages as contemplated in paragraph 17 above, CDS shall, in accordance with its customary procedures, cause to be delivered through the Intermediaries to each beneficial Noteholder information pertaining to an electronic version of the Senior Secured Noteholder VIEF or Junior Noteholder VIEF, as applicable, through a CDS bulletin and establish a voluntary corporate action pursuant to CDSX or any other similar program which provides each beneficial Noteholder with the opportunity to submit its Senior Secured Noteholder Instructions or Junior Noteholder Instructions, as applicable.

19.           THIS COURT ORDERS that each Intermediary shall take any and all reasonable action required to assist any beneficial Noteholder which has an account (directly or through an agent or custodian) with such Intermediary in returning to the Intermediary its Noteholder Instructions or such other documentation (or electronic instructions) as the Intermediary may customarily request from a beneficial Noteholder for purposes of enabling it to vote at the applicable Meeting and to deliver its Noteholder Instructions.

20.           THIS COURT ORDERS that, as soon as practicable after receipt of the Meeting Packages pursuant to paragraph 15 above, the Proxy Solicitation, Paying, Information & Exchange Agent, or the Applicants, shall send, or cause to be sent, by pre-paid ordinary or first-class mail, recognized courier service, e-mail or such other means as the Applicants may determine are reasonable in the circumstances, as follows:

a)	a Senior Secured Noteholder Meeting Package to the Senior Secured Notes Indenture Trustee; and

b)	a Junior Noteholder Meeting Package to the Junior Notes Indenture Trustee,

and Sherritt shall post electronic copies of the Meeting Packages on its website (or such other website as may be set up for such purpose by Sherritt and/or with the assistance of the Proxy Solicitation, Paying, Information & Exchange Agent), all in accordance with this Interim Order.

21.           THIS COURT ORDERS that accidental failure or omission by the Applicants, the Proxy Solicitation, Paying, Information & Exchange Agent, CDS, Broadridge, any other applicable proxy mailing service providers, the Intermediaries, the Indenture Trustees or any other person referenced in this Interim Order to give notice of the Meetings or to distribute the Meeting Packages to any person entitled by this Interim Order to receive notice or the applicable package, or any failure or omission to give such notice or deliver such package as a result of events beyond the reasonable control of the Applicants, or the non-receipt of such notice or non-delivery of such package shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at each of the Meetings. If any such failure or omission is brought to the attention of the Proxy Solicitation, Paying, Information & Exchange Agent or the Applicants, the Proxy Solicitation, Paying, Information & Exchange Agent and the Applicants shall use their reasonable best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

22.           THIS COURT ORDERS that in the event of a postal strike, lockout or event that prevents, delays, or otherwise interrupts mailing or delivery of the Meeting Packages pursuant to paragraphs 15 to 20 of this Interim Order, the issuance of a press release containing the details of the date, time and place of the Meetings, steps that may be taken by Noteholders, to deliver or transmit proxies or voting instructions, and advising that the Information Circular will be provided by electronic mail or by courier upon request made by a Noteholder, will be deemed good and sufficient service upon the Noteholder of the applicable Meeting Package.

23.           THIS COURT ORDERS that distribution of the Meeting Packages pursuant to paragraphs 15 to 20 of this Interim Order shall constitute notice of the Meetings and the Record Date and good and sufficient service of the within Application upon the persons described in paragraphs 15 to 20 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Packages or any portion thereof need be made, or notice given or other material served in respect of these proceedings, the Meetings and/or the Record Date to such persons or to any other persons (whether pursuant to the CBCA or otherwise), except to the extent required by paragraph 11 above.

Amendments to the Meetings Packages

24.           THIS COURT ORDERS that, subject to the terms of the Support Agreement, the Applicants are hereby authorized to make such amendments, revisions or supplements to the Meeting Packages as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order (“Additional Information”), and that, subject to paragraph 11, notice of such Additional Information may be distributed by press release, CDS bulletins, newspaper advertisement or by such other method most reasonably practicable in the circumstances, as the Applicants may determine.

Noteholder Early Consent Consideration

25.           THIS COURT ORDERS that in order for a beneficial Noteholder to be eligible to receive Senior Secured Noteholder Early Consent Consideration or Junior Noteholder Early Consent Consideration, as applicable, pursuant to the Plan of Arrangement, subject to the additional terms and conditions of the Plan of Arrangement:

a)	such beneficial Noteholder must submit to its Intermediary (or Intermediaries) on or prior to the Early Consent Deadline, or such earlier deadline as the applicable Intermediary may advise,

i)	for Senior Secured Noteholders, its Senior Secured Noteholder Instructions (and any other documentation or instructions as the Intermediary may customarily request from a beneficial Noteholder for purposes of properly obtaining its voting and election instructions) to permit the Intermediary to duly complete and submit in a timely manner to CDS through CDSX (or such other method as may be accepted by the Proxy Solicitation, Paying, Information & Exchange Agent and the Applicants), the beneficial Noteholder’s Senior Secured Noteholder Instructions by the Early Consent Deadline, and such Senior Secured Noteholder Instructions (and any other documentation or instructions as the Intermediary requests) must all instruct a vote in favour of the Senior Secured Noteholders’ Arrangement Resolution; and/or

ii)	for Junior Noteholders, its Junior Noteholder Instructions (and any other documentation or instructions as the Intermediary may customarily request from a beneficial Noteholder for purposes of properly obtaining its voting and election instructions) to permit the Intermediary to duly complete and submit in a timely manner to CDS through CDSX (or such other method as may be accepted by the Proxy Solicitation, Paying, Information & Exchange Agent and the Applicants), the beneficial Noteholder’s Junior Noteholder Instructions by the Early Consent Deadline, and such Junior Noteholder Instructions (and any other documentation or instructions as the Intermediary requests) must all instruct a vote in favour of the Junior Noteholders’ Arrangement Resolution;

b)	such beneficial Noteholder must not have withdrawn or changed its vote in favour of the applicable Arrangement Resolution prior to the Effective Date; and

c)	the Intermediary must take such steps and/or actions as are necessary or required to complete and submit the beneficial Noteholder’s Noteholder Instructions as provided to the Intermediary in accordance with subparagraph (a) to CDS through CDSX (or such other method as may be accepted by the Proxy Solicitation, Paying, Information & Exchange Agent and the Applicants) prior to the Early Consent Deadline, and each such Intermediary shall verify the holdings of the Existing Notes as at the Early Consent Date of the beneficial Noteholders that submit their Noteholder Instructions in accordance with this paragraph 25 and shall submit such beneficial Noteholders’ Noteholder Instructions to CDS through CDSX (or such other method as may be accepted by the Proxy Solicitation, Paying, Information & Exchange Agent and the Applicants) by the Early Consent Deadline.

Voting by VIEFs, Voting Forms and Proxies

26.           THIS COURT ORDERS that the Applicants are authorized to use the voting forms and/or voting information and election forms, including the Senior Secured Noteholder VIEF or Junior Noteholder VIEF, along with such amendments and additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order (including any electronic versions thereof). The Applicants are authorized, at their expense, to solicit proxies, directly or through their officers, directors or employees, and through the Proxy Solicitation, Paying, Information & Exchange Agent, National Bank Financial Inc., Broadridge and such other agents or representatives or soliciting dealers as the Applicants may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine.

27.            THIS COURT ORDERS that if not otherwise cast in accordance with paragraph 25 above, in order to cast a vote at the applicable Meeting, beneficial Noteholders must submit to their respective Intermediary (or Intermediaries) at or prior to 5:00 p.m. (Toronto time) on April 2, 2025, or such later date as may be agreed by the Applicants in the event that the applicable Meeting is postponed or adjourned (the “Voting Deadline”), or such earlier deadline as such Intermediary (or Intermediaries) may advise the applicable beneficial Noteholder, its duly completed voting information and election form (or such other documentation or instructions as the Intermediary (or Intermediaries) may customarily request from such beneficial Noteholder for purposes of properly obtaining their voting instructions).

28.            THIS COURT ORDERS that each Intermediary shall verify the holdings of Existing Notes of the beneficial Noteholders that submit their Noteholder Instructions, as applicable, to such Intermediary pursuant to paragraph 27 above, and shall submit such beneficial Noteholders’ Noteholder Instructions to CDS through CDSX (or such other method as may be accepted by the Proxy Solicitation, Paying, Information & Exchange Agent and the Applicants) as soon as practicable following receipt of such beneficial Noteholders’ Noteholder Instructions.

29.            THIS COURT ORDERS that any beneficial Noteholder that wishes to attend the applicable Meeting in person or appoint another person as proxy (other than as contemplated by the Senior Secured Noteholder VIEF or Junior Noteholder VIEF) shall be required to contact the Proxy Solicitation, Paying, Information & Exchange Agent and shall be required to complete separate documentation in accordance with the instructions provided by the Proxy Solicitation, Paying, Information & Exchange Agent for purposes thereof.

30.            THIS COURT ORDERS that Noteholders shall be entitled to revoke their Noteholder Instructions as follows:

a)	if revoking Noteholder Instructions instructing a vote in favour of the applicable Arrangement Resolution, which was submitted prior to the Early Consent Deadline, then a revocation will be deemed to be made upon such beneficial Noteholder providing amended instructions to such beneficial Noteholder’s Intermediary (or Intermediaries) at any time prior to the Early Consent Deadline, provided such Intermediary (or Intermediaries) has then delivered such amended instructions to CDS in accordance with the process described in paragraph 25 prior to the Early Consent Deadline. For greater certainty, if a Noteholder’s vote in favour of the applicable Arrangement Resolution is submitted on or prior to the Early Consent Deadline, such Noteholder may not subsequently revoke such vote after the Early Consent Deadline has passed; and

b)	if revoking any other Noteholder Instructions, a revocation will be deemed to be made upon (i) in respect of a change in vote by a beneficial Noteholder, such beneficial Noteholder providing new instructions to its Intermediary (or Intermediaries) at any time up to the Voting Deadline, which the Intermediary (or Intermediaries) must then deliver to CDS in accordance with the process described in paragraph 28 prior to the Voting Deadline (or as soon as reasonably practicable thereafter); (ii) in respect of a withdrawal of a vote (meaning a switch to no vote made and no action taken) by a beneficial Noteholder, the Intermediary (or Intermediaries) of such beneficial Noteholder providing a written statement indicating that such beneficial Noteholder wishes to have its voting instructions revoked, which written statement must be received by the Proxy Solicitation, Paying, Information & Exchange Agent at any time up to the commencement of the applicable Meeting and which withdrawal shall be forwarded to the Applicants upon receipt; and (iii) in any other manner permitted by the Applicants, acting reasonably.

31.            THIS COURT ORDERS that the Applicants shall have the discretion to accept for voting purposes any duly completed voting form and/or voting information and election form, as applicable, submitted following the Voting Deadline but prior to the commencement of the applicable Meeting, and the Applicants are hereby authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any voting form and/or voting information and election form is completed and executed, or electronically submitted, and may waive strict compliance with the deadlines imposed in connection with the deposit or revocation of proxies, voting and/or election instructions, as applicable, if the Applicants deem it advisable to do so.

32.            THIS COURT ORDERS that paragraphs 25 to 31 hereof, and the instructions contained in the proxies, voting forms or voting information and election forms, as applicable, shall govern the submission of the applicable voting form or voting information and election form.

Voting

33.            THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Senior Secured Noteholders’ Arrangement Resolution, or such other business as may be properly brought before the Senior Secured Noteholders’ Meeting, shall be the Senior Secured Noteholders, as at the Record Date, provided that beneficial Senior Secured Noteholders shall be deemed to transfer their rights to vote on the Senior Secured Noteholders’ Arrangement Resolution, attend the Senior Secured Noteholders’ Meeting and make the Senior Secured Noteholder Instructions associated with their Senior Secured Notes upon any transfer of beneficial ownership of such Senior Secured Notes to any transferee of such Senior Secured Notes on or prior to the Voting Deadline or such earlier date as its Intermediary may advise. Subject to paragraph 31, illegible votes, spoiled votes, defective votes and abstentions in respect of any ballot(s) conducted at the Senior Secured Noteholders’ Meeting shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Senior Secured Noteholders’ Arrangement Resolution.

34.            THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Junior Noteholders’ Arrangement Resolution, or such other business as may be properly brought before the Junior Noteholders’ Meeting, shall be the Junior Noteholders, as at the Record Date, provided that beneficial Junior Noteholders shall be deemed to transfer their rights to vote on the Junior Noteholders’ Arrangement Resolution, attend the Junior Noteholders’ Meeting and make the Junior Noteholder Instructions associated with their Junior Notes upon any transfer of beneficial ownership of such Junior Notes to any transferee of such Junior Notes on or prior to the Voting Deadline or such earlier date as its Intermediary may advise. Subject to paragraph 31, illegible votes, spoiled votes, defective votes and abstentions in respect of any ballot(s) conducted at the Junior Noteholders’ Meeting shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Junior Noteholders’ Arrangement Resolution.

35.            THIS COURT ORDERS that votes shall be taken at each Meeting in respect of the applicable Arrangement Resolution and any other items of business affecting the Applicants properly brought before such Meeting on the basis of one vote per $1,000 of principal amount of the applicable Existing Notes held by the applicable Noteholder as at the Record Date.

36.            THIS COURT ORDERS that in order for the Plan of Arrangement to be considered to have been approved at the Meetings, subject to further Order of this Court,

a)	the Senior Secured Noteholders’ Arrangement Resolution must be passed, with or without variation, at the Senior Secured Noteholder Meeting by an affirmative vote of at least two-thirds (66⅔%) of the votes cast in respect of the Senior Secured Noteholders’ Arrangement Resolution at Senior Secured Noteholder Meeting in person or by proxy by the Senior Secured Noteholders; and

b)	the Junior Noteholders’ Arrangement Resolution must be passed, with or without variation, at the Junior Noteholder Meeting by an affirmative vote of at least two-thirds (66⅔%) of the votes cast in respect of the Junior Noteholders’ Arrangement Resolution at the Junior Noteholders’ Meeting in person or by proxy by the Junior Noteholders, and the votes set out above shall be sufficient to authorize the Applicants, the Proxy Solicitation, Paying, Information & Exchange Agent and the Indenture Trustees to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Information Circular, as it may, subject to the terms of the Support Agreement, be amended, revised and/or supplemented pursuant to the terms of this Interim Order or further Order of this Court, without the necessity of any further approval by the Senior Secured Noteholders or Junior Noteholders, subject only to final approval of the Arrangement by this Court and the satisfaction or waiver of the conditions to the Plan of Arrangement pursuant to its terms. Notwithstanding the foregoing or anything else to the contrary in this Interim Order, the Applicants shall be entitled to amend, or amend and restate, the Plan of Arrangement to remove the treatment of the Junior Notes from the Plan of Arrangement on the terms set forth in the Plan of Arrangement, in which case no Junior Noteholders’ Meeting or vote of the Junior Noteholders shall be required in respect of the Plan of Arrangement.

37.            THIS COURT ORDERS that notwithstanding paragraph 36 or anything else to the contrary in this Interim Order, the Applicants shall have the right to seek, as part of the Final Order Application (as defined below) or otherwise, that this Court treat the Junior Noteholders and the Senior Secured Noteholders as a single class for purposes of voting on the Plan of Arrangement and consider the votes cast at the Junior Noteholders’ Meeting and the Senior Secured Noteholders’ Meeting in aggregate, such that in order for the Plan of Arrangement to be considered to have been approved at the Meetings, subject to further Order of this Court, the Arrangement Resolutions must have been passed, with or without variation, by an affirmative vote of at least two-thirds (66⅔%) of the aggregate votes cast in respect of the Arrangement Resolutions at the Meetings in person or by proxy by the Noteholders.

Hearing of Application for Approval of the Arrangement

38.            THIS COURT ORDERS that following the Meetings, the Applicants may apply to this Court for final approval of the Arrangement (the “Final Order Application”). For certainty, if the Applicants, with the consent of the Majority Initial Consenting Noteholders, amend the Plan of Arrangement to remove the treatment of the Junior Notes from the Plan of Arrangement, the Applicants shall not be required to hold the Junior Noteholders’ Meeting in order to seek final approval of the Arrangement at the Final Order Application.

39.            THIS COURT ORDERS that, promptly following the granting of this Interim Order, the Applicants shall issue a press release concerning the granting of the Interim Order and the anticipated Final Order Application.

40.            THIS COURT ORDERS that (i) the distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with paragraphs 15 to 20, and (ii) the additional actions described in paragraph 39 above, shall constitute good and sufficient service of the Notice of Application, this Interim Order and the Final Order Application on all interested persons and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 41 below.

41.            THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for the Applicants as soon as reasonably practicable, and, in any event, no less than four (4) days before the hearing of the Final Order Application at the following addresses:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:        Robert J. Chadwick and Caroline Descours

Email:                rchadwick@goodmans.ca / cdescours@goodmans.ca

42.            THIS COURT ORDERS that, subject to further Order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

i)	the Applicants;

ii)	the CBCA Director;

iii)	the Noteholders;

iv)	the Indenture Trustees;

v)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure; and

vi)	their respective legal counsel, including, for greater certainty, the Initial Consenting Noteholder Advisors.

43.            THIS COURT ORDERS that any materials to be filed by the Applicants in support of the Final Order Application may be filed up to one day prior to the hearing of the Final Order Application without further Order of this Court.

44.            THIS COURT ORDERS that in the event the Final Order Application does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons on the service list in this proceeding or who served and filed a Notice of Appearance in accordance with paragraph 41 shall be entitled to be given notice of the adjourned date.

Stay of Proceedings

45.            THIS COURT ORDERS that, from 12:01 a.m. (Toronto time) on the date of this Interim Order, until and including the earlier of the Effective Date and the date these proceedings are terminated, no right, remedy or proceeding, including, without limitation, any right to terminate, demand, accelerate, set off, amend, declare in default or take any other action under or in connection with any loan, note, commitment, contract or other agreement, at law or under contract, may be exercised, commenced or proceeded with against or in respect of any of the Sherritt Entities, or any of the present or future property, assets, rights or undertakings of the Sherritt Entities, of any nature in any location, whether held directly or indirectly by the Sherritt Entities by:

a)	any of the Noteholders or the Indenture Trustees (or similar person in respect of the Existing Notes) in respect of any default or event of default under the Existing Notes, the Senior Secured Notes Indenture, the Junior Notes Indenture or any Notes Documents;

b)	any other person party to or a beneficiary of any other loan, note, commitment, contract or other agreement with one or more of the Sherritt Entities, by reason or as a result of:

i)	any of the Applicants having made an application to this Court pursuant to Section 192 of the CBCA;

ii)	any of the Applicants or the Guarantors being a party to or involved in this proceeding, any ancillary proceedings or the Arrangement;

iii)	the provisions of this Interim Order or any other order in these proceedings or any ancillary proceedings;

iv)	the Arrangement or any of the steps, transactions or proceedings contemplated thereby or relating thereto, however or whenever taken; or

v)	any default or cross-default arising under any agreement to which any Sherritt Entity is a party as a result of any default or event of default under the Notes Documents or any other circumstance listed above, in each case except with the prior written consent of the Applicants or leave of this Court, provided that this paragraph 45 shall not apply to the Revolving Bank Facility Lenders, the Revolving Bank Facility Administrative Agent or the termination of the Support Agreement and/or Subsequent Exchange Agreement in accordance with their respective terms.

Stay Comeback Hearing

46.            THIS COURT ORDERS that any interested party that wishes to amend or vary paragraph 45 of this Interim Order shall be entitled to bring a motion before this Court on seven business days’ notice to the Applicants and any other party or parties likely to be affected by the order to be sought by such interested party.

Indenture Trustees

47.            THIS COURT ORDERS that each of the Indenture Trustees is authorized and directed to take all such actions as set out in this Interim Order and the Indenture Trustees shall incur no liability as a result of carrying out the provisions of this Interim Order and the taking of all actions incidental hereto, save and except for any gross negligence or wilful misconduct on its part.

Variance

48.            THIS COURT ORDERS that, subject to the terms of the Support Agreement, the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

Precedence

49.            THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Existing Notes, the Information Circular, the provisions of the CBCA or any of the articles or by-laws of the Applicants, this Interim Order shall govern.

Revolving Bank Facility Unaffected

50.           THIS COURT ORDERS that, notwithstanding any other provision of this Order, (i) nothing herein shall affect the Revolving Bank Facility Obligations, and (ii) all rights, interests, claims and entitlements of the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders under and in respect of the Revolving Bank Facility Agreement, the other Financing Agreements (as defined in the Revolving Bank Facility Agreement), and all other Revolving Bank Facility Obligations and related agreements shall remain unaffected in all respects by this Order.

E-Service Protocol

51.           THIS COURT ORDERS that the E-Service Guide of the Commercial List (the “Guide”) is approved and adopted by reference herein and, in this proceeding, the service of documents made in accordance with the Guide (which can be found on the Commercial List website at http://www.ontariocourts.ca/scj/practice/regional-practice-directions/eservice-commercial/) shall be valid and effective service. Subject to Rule 17.05, this Interim Order shall constitute an order for substituted service pursuant to Rule 16.04 of the Rules of Civil Procedure. Subject to Rule 3.01(d) of the Rules of Civil Procedure and paragraph 13 of the Guide, service of documents in accordance with the Guide will be effective on transmission.

52.            THIS COURT ORDERS that if the service or distribution of documents in accordance with the Guide is not practicable, the Applicants are at liberty to serve or distribute this Interim Order, any other materials and orders in these proceedings, any notices or other correspondence, by forwarding true copies thereof by prepaid ordinary mail, courier, personal delivery or facsimile transmission to interested parties at their respective addresses as last shown on the records of the Applicants and that any such service or distribution by courier, personal delivery or facsimile transmission shall be deemed to be received on the next business day following the date of forwarding thereof, or if sent by ordinary mail, on the third business day after mailing.

53.            THIS COURT ORDERS that the Applicants and their respective counsel are at liberty to serve or distribute this Interim Order, any other materials and orders as may be reasonably required in these proceedings, including any notices, or other correspondence, by forwarding true copies thereof by electronic message to interested parties and their advisors, as applicable. For greater certainty, any such distribution or service shall be deemed to be in satisfaction of a legal or juridical obligation, and notice requirements within the meaning of clause 3(c) of the Electronic Commerce Protection Regulations (SOR/2013-221).

Foreign Proceeding

54.           THIS COURT ORDERS that the Applicants or either of them are hereby authorized and empowered, but not required, to act as the foreign representative (the “Foreign Representative”) in respect of the within proceedings for the purpose of having these proceedings recognized and approved in a jurisdiction outside of Canada.

55.            THIS COURT ORDERS that the Foreign Representative is hereby authorized to apply for foreign recognition and approval of these proceedings, as necessary, in any jurisdiction outside of Canada.

Extra-Territorial Assistance

56.            THIS COURT HEREBY REQUESTS the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body any other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

Effectiveness

57.            THIS COURT ORDERS that this Interim Order and all of its provisions are enforceable and effective as of the date hereof without the need for entry or filing.

/s/ Osborne J.
Osborne J.
Date: 04.03.2025

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA	Court File No. CV-25- CV-25-00738246-00CL
BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2)
AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT
INTERNATIONAL CORPORATION AND 16743714 CANADA INC.

ONTARIO
SUPERIOR COURT OF JUSTICE-
COMMERCIAL LIST
Proceeding commenced at Toronto

INTERIM ORDER

GOODMANS LLP
Barristers & Solicitors
333 Bay Street, Suite 3400
Toronto, Canada M5H 2S7

Robert J. Chadwick LSO#: 35165K
rchadwick@goodmans.ca
Caroline Descours LSO#: 58251A
cdescours@goodmans.ca
Carlie Fox LSO#: 68414W
cfox@goodmans.ca
Josh Sloan LSO#: 90581H
jsloan@goodmans.ca

Tel: (416) 979-2211
Fax: (416) 979-1234

Lawyers for the Applicants